UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

Hercules Technology Growth Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA		94301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2015, Hercules Technology Growth Capital, Inc. (the “Company”) announced that its Board of Directors appointed Melanie Grace as General Counsel and Chief Compliance Officer.

From 2011 to 2015, Ms. Grace, age 46, served as the chief legal officer and corporate secretary of WHV Investments, an investment adviser in San Francisco, California. At WHV, she also served as interim chief compliance officer and sat on numerous committees, including Management, Operations, Proxy and Chair of the Ethics Committee. Prior to working at WHV, Ms. Grace was the chief counsel at the New York Stock Exchange (“NYSE”) Euronext, where she worked directly with the general counsel and senior legal staff, advising and delivering assistance in areas from corporate transactions, contracts, regulatory filings and compliance from 2005 to 2008. Before working with NYSE Euronext, she worked as an associate for Fenwick & West in Palo Alto, California, from 2000 to 2005, where she represented both public and private companies in public offerings, mergers and acquisitions and securities matters.

Ms. Grace earned a Bachelor and Master of Arts degree in History from the University of California at Riverside and a Juris Doctor from Boston University School of Law. She is a member of the State Bar of California and is a designated Investment Adviser Certified Compliance Professional®.

There are no arrangements or understandings between Ms. Grace and any other persons pursuant to which Ms. Grace was appointed as the General Counsel and Chief Compliance Officer of the Company.

Item 8.01	Other Events.

The Company issued a press release on September 17, 2015, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated September 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
September 17, 2015
	By:	/s/ Mark R. Harris

Mark R. Harris
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press Release dated September 17, 2015